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

                                   EXHIBIT 11

                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS
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                                Three Months Ended               Nine Months Ended
                                    JULY 31,                         July 31,
                       ------------------------------------------------------------------------
                              1996            1995                1996               1995

                                 FULLY             FULLY               FULLY             FULLY
                       PRIMARY  DILUTED  PRIMARY  DILUTED    PRIMARY  DILUTED  PRIMARY  DILUTED
                       -------  -------  -------  -------    -------  -------  -------  -------

(in thousands, except
 per share amount)
Net income (loss)..... $   957  $   957   $ 428    $ 428     $ 2,554  $ 2,554   $ (284)    $ (284)

Weighted average
 shares outstanding...   5,759    5,759   5,419    5,419       5,538    5,538    5,417      5,417

Assumed issuances under
 stock options plans (1)   161      161     99        99         141      141      -           -
                        ------   ------  ------   ------      ------   ------   ------     ------

                         5,920    5,920   5,518    5,518       5,679    5,679    5,417      5,417
                        ======   ======  ======   ======      ======   ======   ======     ======

Earnings (loss) per
 common share.........  $  .16   $  .16  $ .08    $ .08       $  .45   $  .45   $ (.05)    $ (.05)
                        ======   ======  ======   ======      ======   ======   ======     ======

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(1) NO ASSUMMED ISSUANCES UNDER STOCK OPTION PLANS WERE MADE IN 1995, EXCEPT FOR
THE THIRD QUARTER, BECAUSE SUCH ISSUANCES WOULD HAVE BEEN ANTI-DULUTIVE.